Exhibit 99.1

Company Release - 10/23/2008

Montpelier Re Reports Third Quarter 2008 Operating Loss of $55 Million, or $0.65 Per Share, and a Fully Converted Book Value Per Share of $16.61.

HAMILTON, Bermuda—(BUSINESS WIRE)—

Montpelier Re Holdings Ltd. (NYSE: MRH); (the “Company”) reported an operating loss of $55 million (or $0.65 per share), which excludes net investment and foreign exchange gains and losses, income taxes and extraordinary gains, for the quarter ended September 30, 2008. The Company’s operating loss reflects a combined net financial impact from Hurricanes Gustav and Ike of $130 million, which is in line with our prior announcement.

The Company reported a net loss of $142 million (or $1.69 per share) for the quarter ended September 30, 2008.  The Company’s net loss reflects $27 million of net realized losses, $48 million of net unrealized losses and $13 million of net foreign exchange losses.  The Company noted that, as a result of the adoption of FAS 159 in January 2007, it reports virtually all of its net unrealized investment gains and losses, whether considered temporary or permanent, as a component of net income.

Fully converted book value per share was $16.61 as of September 30, 2008, a decrease of 8.5% for the quarter and 5.8% for the year, inclusive of dividends.

The Company’s loss ratio for the third quarter of 2008 was 119.9% versus 26.8% for the comparable 2007 period. The current period includes $23 million of favorable releases from prior year loss reserves versus $5 million included in the comparable 2007 period.

Chris Harris, President and Chief Executive Officer, said, “The third quarter was a challenging period for our industry with results impacted by both major storms and investment market volatility. While it is disappointing to suffer a loss in any quarter, our Ike and Gustav losses were in line with expectations. Additionally, our conservatively positioned investment portfolio held up well in a difficult investing climate. We enter the January renewal season with a strong balance sheet and plan to take full advantage of the attractive opportunities that we believe will increasingly present themselves.”

Please refer to our September 30, 2008 Financial Supplement for more detailed financial information, which is posted on our website at www.montpelierre.bm.

(1) Fully converted book value per share at September 30, 2008 is based on total shareholders’ equity of $1,413.5 million divided by common shares outstanding of 83,571,059 (excluding 7,920,000 shares subject to our share issuance agreement) plus shares issuable upon conversion of outstanding share equivalents of 1,501,598. Fully converted book value per share at June 30, 2008 is based on total shareholders’ equity of $1,571.6  million divided by common shares outstanding of 84,243,663 (excluding 7,920,000 shares subject to our share issuance agreement) plus shares issuable upon conversion of outstanding share equivalents of 1,901,288.  Fully converted book value per share at December 31, 2007 is based on total shareholders’ equity of $1,653.1 million divided by common shares outstanding of 91,370,078 (excluding 7,920,000 shares subject to our share issuance agreement) plus shares issuable upon conversion of outstanding share equivalents of 1,109,083.

(2) The return for the quarter represents the change in fully converted book value per share from June 30, 2008 ($18.24) to September 30, 2008 ($16.61), after giving effect to a dividend of $0.075 per share. The return for the year-to-date period represents the change in fully converted book value per share from December 31, 2007 ($17.88) to September 30, 2008 ($16.61), after giving effect to dividends of $0.225 per share.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Friday, October 24, 2008 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 800-860-2442 (toll free) or 1-412-858-4600 (international). A telephone replay of the conference call will be available through November 24, 2008 by dialing 877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 423248.

The Company, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States (the “U.S.”) federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plan of our new insurance and reinsurance initiatives effectively, including the integration of those operations into our existing operations; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Source: Montpelier Re Holdings Ltd.

Contact: Montpelier Re Holdings Ltd.

William Pollett, SVP & Treasurer, 441-297-9576

Jeannine Klein Menzies, Corporate Affairs Manager, 441-297-9570

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	September 30,		December 31,
	2008		2007
Assets

Fixed maturity investments, at fair value	$1,520.9		$2,061.5
Equity securities, at fair value	258.6		220.2
Other investments	195.5		77.7
Cash and cash equivalents	572.0		453.2
Restricted cash	7.8		35.5
Total investments and cash	2,554.8		2,848.1

Securities lending collateral	—		192.0
Reinsurance recoverable on unpaid losses	128.1		152.5
Reinsurance recoverable on paid losses	34.4		16.8
Premiums receivable	234.8		160.5
Unearned premium ceded	42.5		21.1
Deferred acquisition costs	38.8		27.7
Accrued investment income	13.0		19.4
Unsettled sales of investments	12.1		56.0
Other assets	39.3		31.1
Total Assets	$3,097.8		$3,525.2

Liabilities

Loss and loss adjustment expense reserves	$931.6		$860.7
Debt	352.5		427.4
Securities lending payable	—		193.4
Unearned premium	277.6		187.4
Insurance and reinsurance balances payable	34.4		40.7
Unsettled purchases of investments	54.9		23.8
Accounts payable, accrued expenses and other liabilities	33.3		50.0
Total Liabilities	1,684.3		1,783.4

Minority Interest - Blue Ocean
Blue Ocean - preferred equity	—		20.6
Blue Ocean - common equity	—		68.1
Total Minority Interest	—		88.7

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,602.4		1,694.5
Treasury shares, at cost	(28.7)		—
Retained deficit	(160.6)		(43.6)
Accumulated other comprehensive income	0.4		2.2
Total Common Shareholders’ Equity	1,413.5		1,653.1
Total Liabilities, Minority Interest and Common Shareholders’ Equity	$3,097.8		$3,525.2

Common shares outstanding (000s) (1)	91,491	sh	99,290	sh
Common and common equivalent shares outstanding (000s) (1)	92,993		100,399

Book value per share:

Book value per share	$16.91		$18.09
Fully converted book value per share	$16.61		$17.88
Fully converted tangible book value per share	$16.56		$17.82

(1) Includes 7,920,000 shares subject to a share issuance agreement as of September 30, 2008 and December 31, 2007, respectively. These shares were not dilutive to the calculations of book value per share presented above.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007

Underwriting revenues

Gross premiums written	$103.0	$128.3	$547.5	$577.5
Reinsurance premiums ceded	(11.3)	(9.7)	(79.8)	(103.0)
Net premiums written	$91.7	$118.6	$467.7	$474.5

Gross premiums earned	$155.0	$168.7	$451.9	$506.1
Earned reinsurance premiums ceded	(20.8)	(30.3)	(58.2)	(95.9)
Net premiums earned	134.2	138.4	393.7	410.2

Underwriting expenses

Loss and loss adjustment expenses - current year	(184.2)	(41.7)	(333.8)	(179.2)
Loss and loss adjustment expenses - prior year	23.1	4.6	71.9	32.3
Acquisition costs	(22.0)	(20.0)	(62.3)	(58.3)
General and administrative expenses	(17.7)	(23.0)	(71.3)	(58.8)
Underwriting income (loss)	(66.6)	58.3	(1.8)	146.2

Net investment income	21.4	31.9	67.8	99.4
Other revenue	—	4.6	1.8	7.9
Interest and other financing expenses	(6.4)	(8.6)	(20.2)	(25.3)
Other non-underwriting expenses	(3.0)	(3.0)	(8.8)	(8.8)
Minority interest expense - Blue Ocean	—	(4.9)	(1.9)	(26.8)
Operating income (loss) (1)	(54.6)	78.3	36.9	192.6

Net realized investment gains (losses) (2)	(27.0)	2.7	(22.0)	20.1
Net unrealized investment gains (losses) (2)	(48.0)	11.3	(109.2)	4.0
Net foreign exchange gains (losses) (2)	(12.6)	9.1	(4.4)	8.7
Income tax provision	—	(0.1)	(0.1)	(0.1)
Excess of fair value of acquired net assets over cost - Blue Ocean	—	—	1.0	—
Net income (loss)	(142.2)	101.3	(97.8)	225.3

Other comprehensive income items	0.2	0.7	(1.8)	0.8

Comprehensive income (loss)	$(142.0)	$102.0	$(99.6)	$226.1

Earnings per share:

Basic earnings (loss) per share	$(1.69)	$1.06	$(1.13)	$2.33
Diluted earnings (loss) per share	(1.69)	1.06	(1.13)	2.33
Diluted operating earnings (loss) per share (1)	(0.65)	0.82	0.43	1.99
Diluted comprehensive earnings (loss) per share	(1.69)	1.07	(1.15)	2.34

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	137.2%	30.1%	84.8%	43.7%
Prior year	-17.3%	-3.3%	-18.3%	-7.9%
Loss and loss adjustment expense ratio	119.9%	26.8%	66.5%	35.8%
Expense ratio	29.7%	31.1%	34.0%	28.5%
Combined ratio	149.6%	57.9%	100.5%	64.3%

(1) Excludes net investment and foreign exchange gains and losses, income taxes and extraordinary items.

(2) Includes net gains and losses on related derivative instruments.